Exhibit 99.1

For immediate release
For more information, contact:
Janice Aston White, 713-307-8780

Endeavour announces new member
of board of directors

Houston, TX – June 15, 2006 — Endeavour International Corporation (AMEX: END) announced today that Thomas D. Clark, Jr. has been appointed to fill a newly-created position on the company’s board of directors. He also will serve as a member of the audit, compensation and governance and nominating committees of the board.

“Tom has a distinguished background as a board member with public energy companies,” said William L. Transier, co-chief executive officer. “He is a recognized authority in corporate governance issues, as well as being an expert in financial statement matters. We are very pleased that he agreed to join our board.”

Clark is the Edward G. Schlieder Distinguished Chair of Information Science at Louisiana State University and director of the DECIDE Boardroom, an executive decision research and development facility. He serves as vice chairman of the Louisiana Tobacco Settlement Corp., a member of the board of directors of Dynegy, Inc. and on the boards of several community organizations and three privately-held companies. Clark was previously Dean of the E.J. Ourso College of Business Administration at Louisiana State University and Ourso Distinguished Professor of Business. He was also professor and research director at Florida State University and the Gage Crocker Outstanding Professor at the Air Force Institute of Technology where he served in the School of Engineering.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.